EXHIBIT 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director of Investor Relations
(417) 235-6652

JACK HENRY & ASSOCIATES FISCAL YEAR ENDS WITH 5 PERCENT INCREASE

IN EARNINGS PER SHARE

Monett, MO. August 18, 2009 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and outsourced data processing for financial institutions, today announced fiscal 2009 results. Total revenue remained even compared to the prior fiscal year at $745.6 million, and gross profit fell 3 percent to $299.4 million. Income from continuing operations decreased 2 percent from prior fiscal year at $103.1 million. Net income fell 1 percent compared to the prior fiscal year at $103.1 million.

For the quarter ended June 30, 2009, the company generated total revenue of $191.9 million compared to $188.7 million in the same quarter a year ago. Gross profit increased to $79.3 million compared to $75.7 million in the fourth quarter of last fiscal year. Income from continuing operations increased 10 percent to $27.8 million. Net income in the current year was also $27.8 million, or $0.33 per diluted share, compared to $24.9 million, or $0.28 per diluted share in the same quarter a year ago.

In fiscal 2009, total revenue was $745.6 million compared to $742.9 million in fiscal 2008. Gross profit decreased to $299.4 million compared to $307.2 million during last fiscal year. Income from continuing operations decreased to $103.1 million compared to $105.3 million in the prior year. Net income for the current year was also $103.1 million, or $1.22 per diluted share, compared to $104.2 million, or $1.16 per diluted share for the prior year.

According to Jack Prim, CEO, "In a year of unprecedented challenges we maintained a long-term focus on the operation of our business and delivered increased earnings per share to our stockholders.  We enter fiscal 2010 with a strong balance sheet, a focused strategy, and a cautiously optimistic outlook for the new year.  We will continue to maintain a balanced focus on cost control and reduction, and investment in growth oriented business initiatives."

Operating Results

Tony Wormington, President, said, "Despite the recession's impact on our ability to earn new customers and expand existing customer relationships at historic levels, our solid balance sheet, conservative business principles, recurring revenue, long-term contracts, large and loyal customer base, and diversified product offering enabled us to continue to generate solid financial results during fiscal year 2009. For 33 years, our company has prospered in a highly competitive and consolidating industry and weathered various economic cycles by constantly focusing on providing high quality, technology-driven products and services backed by superior levels of customer care. Through this most recent economic downturn and its impact on our financial performance, our strategic focus has not changed and each of our three brands continues to execute its successful business strategy."

License revenue for the fourth quarter was $17.6 million, or 9 percent of fourth quarter total revenue, compared to $18.3 million, or 10 percent of the fourth quarter total revenue a year ago. Support and service revenue increased 5 percent to $155.4 million, or 81 percent of total revenue in fourth quarter of fiscal 2009 from $148.7 million, or 79 percent of total revenue for the same period a year ago. There was growth in most support and service revenue components for the fourth quarter. EFT Support, which includes ATM/debit card processing, bill pay, remote capture, and Check 21 transaction processing services, had the largest percentage growth of 8 percent or $3.0 million in the fourth quarter compared to the same quarter a year ago. Hardware sales in the fourth quarter of fiscal 2009 decreased 13 percent to $18.9 million, or 10 percent of total revenue, from $21.7 million, or 12 percent of total revenue in the fourth quarter of last fiscal year.

For the fiscal year 2009, license revenue decreased to $58.4 million, or 8 percent of total revenue, compared to $73.6 million, or 10 percent of total revenue a year ago. Support and service revenue contributed 82 percent of total revenue or $614.2 million of the total revenue for the current fiscal year, compared to $580.3 million, or 78 percent of total revenue for the prior fiscal year. The increase in support and service revenue is due to solid increases in most components of this revenue line for the fiscal year 2009 compared to fiscal year 2008, particularly electronic payments which had growth of $15.7 million or 12 percent during fiscal year 2009 compared to fiscal year 2008. Hardware sales for the fiscal year were $72.9 million compared to $89.0 million for the same period last year. Hardware revenue was 10 percent of total revenue for fiscal 2009 compared to 12 percent of revenue in fiscal 2008.

Cost of sales for the fourth quarter decreased to $112.6 million from $113.0 million for the fourth quarter in fiscal 2008. Fourth quarter gross profit increased 5 percent to $79.3 million with a 41 percent gross margin, compared to $75.7 million and a 40 percent gross margin for the same period a year ago.

Cost of sales for fiscal year 2009 increased 2 percent to $446.2 million from $435.7 million for fiscal year 2008. Gross profit for fiscal 2009 decreased 3 percent to $299.4 million with a 40 percent gross margin, compared to $307.2 million and a 41 percent gross margin for fiscal 2008.

Gross margin on license revenue for the fourth quarter of fiscal 2009 and fiscal 2008 was 87 percent. Gross margins on license revenue for fiscal 2009 and fiscal 2008 were 88 percent and 91 percent, respectively. The decrease in this gross margin is directly attributable to the sales mix of third-party products delivered.

Support and service gross margin increased to 38 percent in the fourth quarter of fiscal 2009 from 37 percent in the fourth quarter of the prior year. Support and service gross margin for fiscal 2009 and fiscal 2008 was 37 percent. Hardware gross margins were higher for the fourth quarter at 27 percent compared to 25 percent for the same quarter last year. The hardware gross margin for fiscal year 2009 and fiscal 2008 was 27 percent.

Operating expenses decreased 2 percent in the final quarter of fiscal 2009 compared to the same quarter a year ago primarily due to cost control measures undertaken by management that have led to lower contract labor costs, travel expenses, and marketing expenses. Selling and marketing expenses decreased 4 percent in the current year fourth quarter to $14.3 million, or 7 percent of total revenue, from $14.8 million, or 8 percent of prior year fourth quarter revenue. Research and development expenses decreased 1 percent to $10.5 million, or 5 percent of total revenue, from $10.6 million, or 6 percent of total revenue, for the fourth quarter in fiscal 2008. General and administrative costs decreased 1 percent in the current year fourth quarter to $10.9 million, or 6 percent of total revenue, from $11.0 million, also 6 percent of total revenue, in the fourth quarter of fiscal 2008.

Operating expenses decreased 1 percent for the 2009 fiscal year to $141.5 million from $143.0 million for fiscal 2008, primarily due to cost control measures which contained contract labor costs and product promotion expenses. Selling and marketing expenses fell 2 percent for the current year to $54.9 million, or 7 percent of total revenue from $55.9 million, or 8 percent of total revenue a year ago. Research and development expenses decreased 1 percent to $42.9 million, or 6 percent of total revenue, from $43.3 million, also 6 percent of total revenue, a year ago. General and administrative costs remained fairly even at $43.7 million or 6 percent of revenue for the current fiscal year compared to $43.8 million, also 6 percent of revenue for the 2008 fiscal year.

Operating income increased 11 percent to $43.6 million, or 23 percent of fourth quarter revenue, compared to $39.2 million, or 21 percent of revenue in the fourth quarter of fiscal 2008. Operating income decreased 4 percent to $157.9 million, or 21 percent of revenue, compared to $164.2 million, or 22 percent of revenue, in fiscal 2008.

According to Kevin Williams, CFO, "Our company-wide focus on expense reduction also positively impacted the fiscal year's financial performance.  Our managers and our associates looked for every opportunity to reduce near- and long-term expenses, and we implemented an array of containment initiatives.  We believe the result of these efforts were very successful especially when you consider license revenue was down 21 percent and hardware revenue was down 18 percent compared to the prior year,  and that both our gross and operating margins only decreased by one percent. We will all continue to focus on cost controls in every area of the organization in an ongoing effort to maintain and ultimately improve margins. "

Provision for income taxes increased 21 percent in the current fourth quarter compared to the same quarter in fiscal 2008. Provision for income taxes for the current fiscal year decreased 8 percent and is 34.5 percent of income before income taxes compared to 36.0 percent of income before income taxes for fiscal 2008. The effective tax rate change is due to the renewal, during fiscal 2009, of the Research and Experimentation Credit retroactive to January 1, 2008. In the fourth quarter, income from continuing operations increased 10 percent to $27.8 million from $25.3 million a year ago. Fourth quarter net income also totaled $27.8 million, or $0.33 per diluted share, compared to $24.9 million, or $0.28 per diluted share in the fourth quarter of fiscal 2008. Fiscal year 2009 income from continuing operations decreased to $103.1 million or 2 percent from last year. Fiscal year 2009 net income also totaled $103.1 million, or $1.22 per diluted share, compared to $104.2 million, or $1.16 per diluted share in the prior year.

For the fourth quarter of 2009, the bank systems and services segment revenue increased 3 percent to $161.5 million, with a gross margin of 42 percent from $156.5 million and a gross margin of 41 percent in the same quarter a year ago. The credit union systems and services segment revenue decreased 6 percent to $30.3 million with a gross margin of 39 percent for the fourth quarter of 2009 from $32.2 million and a gross margin of 37 percent in the same period a year ago.

In fiscal year 2009, the bank systems and services segment revenue remained fairly even compared to the prior year at $617.7 million, with a gross margin of 40 percent from $616.4 million in revenue, with a gross margin of 42 percent, a year ago. The credit union systems and services segment revenue increased 1 percent to $127.9 million, with a gross margin of 40 percent, for the fiscal 2009 year, from $126.5 million, with a gross margin of 41 percent, in fiscal 2008.

Balance Sheet, Cash Flow, and Backlog Review

At June 30, 2009, cash and cash equivalents increased to $118.3 million from $65.6 million at June 30, 2008. Trade receivables decreased 10 percent, or $21.2 million, to $192.7 million compared to $213.9 million a year ago. The decrease in receivables is primarily due to the earlier submission of annual software maintenance billings for fiscal 2010, which resulted in a larger percentage of these amounts being collected prior to June 30, 2009 than was the case in the prior year. Note payable decreased 10 percent from $70.2 million a year ago to $63.5 million at June 30, 2009. Deferred revenue increased $21.9 million or 10 percent to $245.5 million at June 30, 2009, compared to $223.6 million a year ago. Stockholders' equity increased 4 percent to $626.5 million at June 30, 2009, compared to $601.5 million a year ago.

Backlog increased 12 percent at June 30, 2009 to $289.3 million ($66.8 million in-house and $222.5 million outsourcing) from $257.4 million ($63.1 million in-house and $194.3 million outsourcing) at June 30, 2008. Backlog increased 5 percent when compared to March 31, 2009, at $276.9 million ($54.8 million in-house and $222.1 million outsourcing).

Cash provided by operations totaled $206.6 million in the current year compared to $181.0 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Year ended June 30,

	2009	2008

Net income	$103,102	$104,222
Non-cash expenses	74,397	70,420
Change in receivables	21,214	(2,913)
Change in deferred revenue	21,943	5,100
Change in other assets and liabilities	(14,068)	4,172

Net cash from operating activities	$206,588	$181,001

Cash used in investing activities for the fiscal year ended June 2009 was $59.2 million and includes contingent consideration paid on prior years' acquisitions of $3.0 million. During fiscal 2008, payments for acquisitions, including earn-outs, totaled $49.3 million. Capital expenditures for fiscal 2009 were $31.6 million compared to $31.1 million for fiscal 2008. Cash used for software development in fiscal 2009 was $24.7 million compared to $23.7 million during the prior year.

Net cash used in financing activities for the current fiscal year is $94.7 million and includes the repurchase of 3.1 million shares of our common stock for $58.4 million, the payment of dividends of $26.9 million and $13.5 million net repayment on our revolving credit facilities. Cash used in financing activities was partially offset by proceeds of $3.8 million from the exercise of stock options and the sale of common stock and $0.3 million excess tax benefits from stock option exercises. During fiscal 2008, net cash used in financing activities included the repurchase of our common stock for $101.0 million, the payment of dividends of $24.7 million, and $0.4 million net repayment on our revolving credit facilities. As in the current year, cash used in fiscal 2008 was partially offset by proceeds from the exercise of stock options and the sale of common stock of $20.4 million and $3.8 million excess tax benefits from stock option exercises.

About Jack Henry & Associates

Jack Henry & Associates, Inc. is a leading provider of integrated computer systems and processor of ATM/debit card/ACH transactions for banks and credit unions.  Jack Henry markets and supports its systems throughout the United States, and has more than 9,800 customers nationwide.  For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com. The company will hold a conference call on August 19th; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		%	Twelve Months Ended		%
	June 30,		Change	June 30,		Change

	2009	2008		2009	2008
REVENUE
License	$17,550	$18,296	-4%	$58,434	$73,553	-21%
Support and service	155,403	148,671	5%	614,242	580,334	6%
Hardware	18,930	21,734	-13%	72,917	89,039	-18%

Total	191,883	188,701	2%	745,593	742,926	0%

COST OF SALES
Cost of license	2,308	2,419	-5%	6,885	6,698	3%
Cost of support and service	96,471	94,282	2%	385,837	364,140	6%
Cost of hardware	13,845	16,337	-15%	53,472	64,862	-18%

Total	112,624	113,038	0%	446,194	435,700	2%

GROSS PROFIT	79,259	75,663	5%	299,399	307,226	-3%
Gross Profit Margin	41%	40%		40%	41%

OPERATING EXPENSES
Selling and marketing	14,281	14,836	-4%	54,931	55,916	-2%
Research and development	10,470	10,623	-1%	42,901	43,326	-1%
General and administrative	10,902	10,990	-1%	43,681	43,775	0%

Total	35,653	36,449	-2%	141,513	143,017	-1%

OPERATING INCOME	43,606	39,214	11%	157,886	164,209	-4%

INTEREST INCOME (EXPENSE)
Interest income	16	190	-92%	781	2,145	-64%
Interest expense	(165)	(1,158)	-86%	(1,357)	(1,928)	-30%

Total	(149)	(968)	-85%	(576)	217	-365%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	43,457	38,246	14%	157,310	164,426	-4%

PROVISION FOR INCOME TAXES	15,651	12,950	21%	54,208	59,139	-8%

INCOME FROM CONTINUING OPERATIONS	27,806	25,296	10%	103,102	105,287	-2%

DISCONTINUED OPERATIONS
Loss from discontinued operations	-	(3,090)	-100%	-	(4,175)	-100%
Income tax benefit	-	2,714	-100%	-	3,110	-100%

Loss on discontinued operations	-	(376)	-100%	-	(1,065)	-100%

NET INCOME	$27,806	$24,920	12%	$103,102	$104,222	-1%

Continuing operations	$0.33	$0.29		$1.22	$1.17
Discontinued operations	-	(0.00)		-	(0.01)

Diluted net income per share	$0.33	$0.28		$1.22	$1.16

Diluted weighted avg shares outstanding	84,261	88,145		84,830	89,702

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	June 30,		% Change

	2009	2008

Cash, cash equivalents and investments	$119,251	$66,562	79%
Receivables	192,733	213,947	-10%
TOTAL ASSETS	1,050,700	1,021,044	3%

Accounts payable and accrued expenses	$43,389	$58,623	-26%
Note payable	63,461	70,177	-10%
Deferred revenue	245,538	223,594	10%
Stockholder's Equity	626,506	601,451	4%